Exhibit 99.1

DIAMOND RESORTS INTERNATIONAL COMPLETES $225 MILLION SECURITIZATION OF VACATION OWNERSHIP RECEIVABLES

LAS VEGAS, Nevada, (November 20, 2013) Diamond Resorts International, Inc. (NYSE: DRII) announced today that it has completed a securitization involving the issuance of $225 million of investment-grade rated securities. The issuance was completed through Diamond Resorts Owner Trust 2013-2 and is comprised of $213.15 million of AA rated vacation ownership loan backed notes and $11.85 million of A+ rated vacation ownership loan backed notes. The notes have interest rates of 2.27% and 2.62% respectively, for an overall weighted average interest rate of 2.29%. The advance rate for this transaction was 95%.

“The successful completion of this transaction is a testament to our unique, integrated hospitality platform,” stated David F. Palmer, President and Chief Executive Officer. “As the highest rated securitization completed in the asset class since 2009, it is clear that the market values our high quality receivables.”
The transaction was completed in reliance upon Rule 144A and Regulation S as a placement of securities not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only. The notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities laws.

About Diamond Resorts International®
Diamond Resorts International®, with its network of more than 300 vacation destinations located in 33 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australia and Africa provides guests with choices and flexibility as they design their dream vacation, whether they're traveling an hour away or around the world. Our hassle-free, relaxing vacations give guests a truly memorable experience every time, for a lifetime.
Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide members and owners with Vacations of a Lifetime™ through 92 managed resorts, 210 affiliated properties and four cruise itineraries. To learn more, visit DiamondResorts.com.

Media Contact:
Diamond Resorts International®
Stevi Wara, 702-823-7069
media@diamondresorts.com
or

Investor Contact:
Sloane and Company
Joshua Hochberg, 212-486-9500
jhochberg@sloanepr.com